Exhibit 23.4

The Directors

Perfect World Co., Ltd.

P.O. Box 309GT, Ugland House

South Church Street, George Town

Grand Cayman, Cayman Islands

British West Indies

July 2, 2007

Dear Sirs,

Re: Perfect World Co., Ltd. (the “Company”)

We, King & Wood PRC lawyers, hereby consent to the use of our name under the captions “Risk Factors”, “Enforceability of Civil Liabilities” and “Legal Matters” in the prospectus included in the registration statement on Form F-1, originally filed by the Company on July 2, 2007, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Prospectus”). We hereby further consent to the summarization of our opinion under the captions “Risk Factors” and “Enforceability of Civil Liabilities” in the form and context in which they respectively appear in the Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ King & Wood

King and Wood PRC Lawyers